Exhibit 99.2

INSITUFORM TECHNOLOGIES, INC.
Moderator: Joe Burgess
July 24, 2009
8:30 am CT

Operator:	Good day everyone and welcome to the Insituform Technologies Second Quarter 2009 results call.

Today's call is being recorded. Any financial or statistical information presented during this call including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our Web site insituform.com.

During this conference, we'll make forward-looking statements, which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.  We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

Now I'll turn the call over to Insituform's President and CEO, Mr. Joe Burgess.

Joe Burgess:	Good morning and thank you for participating on Insituform's call for second quarter 2009 results.

Joining me on today's call are David Martin, Senior Vice President and Chief Financial Officer and Chuck Voltz, Senior Vice President, North American Rehabilitation.

As has been our practice, I will make a few remarks discussing the second quarter results along with market factors that we believe are important to the business but plan to spend most of the time responding to your questions.

Once again, we are pleased to report a significant improvement in profitability this quarter when compared to last year. Second quarter earnings from continuing operations were $7.7 million or 20 cents per diluted share. This is a 98% increase over 2008 when we reported $3.9 million in earnings from continuing operations or 14 cents per diluted share.

We are particularly pleased with these results, as they have been achieved despite lower revenues year-over-year in our North American Rehabilitation, European and United Pipeline system segments. Additionally, we experienced project delays in our Bayou Coatings business that will push significant revenue to the third quarter.

I will provide additional color on the revenue and backlog situation when I address the individual segments. But these improvements in earnings from continuing operations demonstrate the continued progress the business is making in eliminating quality mistakes using our vertical integration and national purchasing power to drive down costs and maintaining tight control over operating expenses at all levels of the organization. I believe this bodes well for our prospects in particularly as they relate to margin at higher revenue levels.

Our North American Sewer Rehabilitation segment produced operating income of $9.7 million, which represents a $5.8 million improvement over 2008 performance. Gross margins in NAR exceeded 26%, the highest level in recent memory and can be attributed to operating management focus on quality and cost control.

Acquisitions were very strong in the second quarter reaching approximately 130 million and generating a record backlog level for this segment. Key project awards included Honolulu $9.1 million; Hartford $7.7 million; Clark County in the Las Vegas, Nevada area $5.1 million; and Sacramento, California $17.1 million. Those awards helped push our win rate in terms of dollars awarded on bids to 54% for the year.

To manage the increased workload, we will be adding seven crews during the third quarter meaning that we will have 71 crews active in North America, up from 63 this time last year.

Now I'd like to step back and take a few minutes - spend a few minutes talking about the potential impacts of the stimulus package as the details of these spending programs are moving closer to actual market activity. From a top-down perspective, there are 16 federal and state agencies that will be receiving over $32 billion in funding for infrastructure construction improvements.

The two most relevant to Insituform's markets are the Clean Water State Revolving Funds slated to receive four billion and the Drinking Water State Revolving Funds slated to receive two billion. Our review of the projects being submitted to qualify for these funds in the 35 plus states in which Insituform operates suggests that roughly $1.1 to $1.3 billion relate to underground pipeline rehabilitation.

Certainly on a macro level, that would suggest that the market will see an up-tick in the second half of 2009 and in 2010. The magnitude of that up-tick is what is difficult to predict. For example, our sales program for wastewater currently holds 83 stimulus-related opportunities with a total value of $76 million.

When we examine these projects closely, we find that almost two-thirds of the projects are existing projects and only one-third are new or incremental to the current market. Our analysis of all projects shows this relationship flip-flopping with new projects making up two-thirds of the projects.

Lastly, year to date, we have acquired $25 million of projects funded - slated to be funded by the stimulus monies or about 10% of total acquisitions in North America. So what conclusions can we draw, if any? We believe that there are a few takeaways worth considering.

To date, very few stimulus projects have made it into the market as actionable opportunities. Of those that have, almost two thirds are existing projects taking advantage of cheaper financing. This suggests to us that the early projects are really only filling the gap of the current market contraction due to economic conditions.

Most of the remaining projects in excess of $1 billion, have not made it to the market but they represent mostly new spending for product acceleration, which could represent true market growth.

Added to this, of course, is the fact that the spending decision is still triggered locally, meaning simply that individual communities will decide whether the interest rate subsidy is enough to trigger the new project spending. That decision is what will determine whether this is a $1 billion market opportunity or something far less.

What is absolutely certain from our perspective is that Insituform is ready. We know where the projects are, and we have the geographic footprint, financial capability to increase resources and manufacturing capability to support the market growth at a wide range of levels. NAR continues to experience a robust bid table and so we remain excited and prepared about the growth upside the stimulus represents.

Our European operations were profitable for the quarter producing operating income of $1.2 million. This represents a $1.7 million improvement over 2008, even though revenues decreased almost 22%. Improved execution and lower overhead costs are driving the improvements. While revenue is down in a variety of country markets, the UK market is off most dramatically due to the timing of the capital spending reviews.

Our businesses in the Netherlands and Germany are continuing to perform well. And we continue to focus on manufacturing efficiencies and tube pricing as vehicles for increasing profitability. Backlog improved substantially for the quarter with strong acquisitions in France, The Netherlands and Spain. We expect our performance to continue to improve in the second half.

Our Asian business unit continues to grow our operational capability in the region and contribute meaningful earnings to the company. We exited our joint venture with VSL, which governed our activities in Hong Kong and Australia, opting instead for a wholly-owned subsidiary.

We believe this action will allow us to position ourselves directly with customers and accelerate our growth. Our bid table is robust in both markets with over $30 million of bids pending in Australia mostly in the Sydney area and another $20 million in Hong Kong for both water and wastewater applications.

Our Indian operation is performing well and we are pleased with the productivity we are seeing from our Indian crews. We added modestly to our backlog during the quarter but are seeing increased bid activity now that we have some distance from the spring elections.

In Singapore, we submitted our first proposals related to the country's $280 million infrastructure program. Because this was small diameter work we bid as a tube supplier only but expect larger diameter projects to hit the market late in the third quarter. We reconfirm our expectation that we can achieve $100 million in backlog in Asia by the end of this year.

Our Water Rehabilitation segment produced a loss for the quarter due to execution issues on our project in Monroe, Michigan and increased expenses associated with the roll out of our InsituMain™ product. Revenue, while higher than 2008, is less than expected due primarily to the delay and the restart of the Madison Avenue project, originally scheduled for May of this year and now scheduled to start in August.

Our primary focus continues to be the roll out of InsituMain™. As previously stated, this fully structural CIPP product will allow us to repair water lines down to six inches at greatly enhanced productivity levels. Our field pilot data is confirming the cost competitiveness of this product with dig and replace alternatives. We are currently participating in 10 pilot programs with communities in Michigan, Virginia, Washington D.C., Florida, Missouri and South Carolina. We believe InsituMain™ is positioned for significant acquisitions in the second half of 2009.

Our Energy and Mining segment did not perform as expected in the quarter due primarily to revenue short falls at UPS, our Tite Liner business and lower revenues at the Bayou companies. Corrpro results are in line with expectations.

UPS revenues were down 56% due primarily to the dry up of revenues in the Chilean operations due to low copper pricing. We continue to experience project delays on future lining work with PMEX in Mexico as well but we hope to recover this work and have it released shortly.

Acquisitions at UPS recovered modestly in June so we're looking for a second half improvement. The Bayou companies experienced revenue declines primarily outside of the primary coatings business. Coatings facilities will be down around 10% during 2009 compared to 2008, which is very close to our original estimate. Second quarter results were hampered by the delay of coating projects primarily from Ilva Steel in Italy. This project will now start in August.

Bayou's additional businesses, CCSI, a field custom coating operation, BTR, a joint venture coating operation with Stupp Brothers pipe manufacturers, and BWW, a specialized welding company, saw revenue decline by 30% combined from last year.

While bid activities have increased, we believe these companies will continue to perform well below expectations for the balance of 2009 due primarily to the low commodity pricing of natural gas. Bayou Coatings continues to be active on a number of significant pipeline opportunities related to the Arkansas and Louisiana shale fields as well as Gulf of Mexico exploration opportunities that will allow us to build attractive backlog for 2010.

Corrpro, as I said, performed above expectations for the quarter and is positioned to exceed our expectations for the year. Backlog is holding steady at Corrpro in the United States and we are seeing increased acquisitions in Canada. Our integration efforts are on schedule with this business and we expect to see 2009 cost savings of over 2.5 million with run rate savings of 5.5 million beginning in 2010.

We have also made substantial progress on cross-selling initiatives. Our emphasis is on developing Corrpro services in our municipal market, as well as developing a joint offering for pipeline developers that includes our project management, lining, coating, cathodic and corrosion engineering capabilities. We will be developing our first joint proposals during the third quarter.

Overall, the acquisitions were approximately 20% diluted in the second quarter. Improved performance of Bayou Coatings and the cost savings mentioned above, we believe will allow us to meet our goals of 10% accretive by year-end.

So we obviously have a significant number of challenges in our numerous markets in what are still difficult economic times. Having said that, we have captured significant backlog in North American and Europe that will lead to strong second half results. In North American, we are well positioned to capture significant additional growth from stimulus spending when it occurs.

Our Asian operation continues to grow and produce earnings and we expect to meet our goal of achieving 100 million in backlog by the end of the year. Despite strong headwinds related to volatile commodity pricing, we expect the acquisitions to produce accretive results in 2009.

Lastly, as our press release indicated, we have maintained our $1 to $1.10 guidance range. Thank you for your time and we will now be happy to answer any questions you might have.

Operator:
Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touchtone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that's star 1. We'll pause for a moment.

And we'll take our first question from Glenn Wortman with Sidoti & Company.

Glenn Wortman:	Yes. Good morning.

Joe Burgess:	Good morning Glenn.

Glenn Wortman:
Yeah. Just looking at the North American margins and the gross margin line, they came in at 26.7%, which was extremely high. Are those margins sustainable and how do the margins look on your current backlog?

Joe Burgess:
About the same. I mean we're benefiting in the first half from lower fuel and resin pricing to a significant extent, certainly relative to last year and I guess even probably to some of our future periods. We've seen some price pressure on fuel and resin but nothing that I think will cause a significant deterioration in those margins.

I think the largest impact on margins though is just a relentless emphasis on quality. I mean, if you track the cost of execution errors in the business over the last two or three years, there's been dramatic improvement in that area. The cost of rework, the cost of remaking tube has dropped dramatically and that of course drops to the bottom line.

I think Chuck and his team also have greatly amped up their focus on the blocking and tackling of project management, preserving contingencies in projects and making sure that we get these projects in the ground at the margins that we estimated them.

And I think that those things are cumulatively adding momentum to our ability to generate margin in the core market. Candidly, faster than we had thought. I think in some of the earlier calls I was asked questions about gross margins in this market and I felt like over a couple of years it could return to over a 25% margin business. But certainly, lower resin cost is helping, you know, that performance but the momentum there is very, very positive.

Glenn Wortman:
Okay. It didn't sound like there was too much of a stimulus benefit if any in your current backlog and your sequential backlog grew I think in North America, it grew at 29%. What do you attribute that strength to?

Joe Burgess:
Bidding and winning a lot of work. It was an odd quarter - it was our view that the market on the municipal side kind of froze up March, April time frame in terms of work releases but it stayed very, very robust in terms of bid activity.

Difficult to draw any conclusions about that. We surmise that communities, of course everything kind of slows down during an economic contraction as people become cautious about spending plans. And want to hoard cash reserves to the extent that they can.

I also think while we have not seen much impact positively from the stimulus to date, we may have seen a negative impact in the sense that communities were looking, and we know of many communities that were looking to evaluate those programs and whether or not they should wait to release work to make sure that they were getting the maximum bang for their buck in terms of putting together financing for their programs.

So that kind of stalled work releases, which is the large reason for the lower revenue in North America for the quarter. But the bid table remained very, very strong as we noted. A hundred and thirty million dollars worth of acquisitions which is very, very high and that has produced a backlog figure in North America, which is an all time record for Insituform.

Glenn Wortman:
And then finally, just in the Energy and Mining segment, you mentioned project delays - I believe in your press release. Are you guys seeing any project cancellations? Could you give us a better sense of maybe what's going on there?

Joe Burgess:
We are not. We are not seeing any cancellations in the primary coatings business, which is where we would be impacted. So the projects that Bayou is working on - Haynseville Shale, the Arkansas Shale, the TransCanada Keystone project, those projects are all going forward.

Now we have seen some shifting as I indicated in my remarks. We had some expectations that some of the coatings work would start in the second quarter and it's now pushed to the third. But we're not seeing any project cancellations.

Glenn Wortman:	Okay. Thank you very much.

Joe Burgess:	You're welcome.

Operator:	And we'll go next to Arnie Ursaner with CJS Securities.

Arnie Ursaner:	Hi, good morning. I have two very quick questions for Dave, Dave Martin. What was your end of quarter share count - please?

David Martin:	Share count was about 39,100,000.

Arnie Ursaner:	Okay.

David Martin:	That's diluted shares including the options and restricted stock.

Arnie Ursaner:
Okay. And you mentioned also in your prepared remark, Dave, you hope to get three million of expense reductions in the second half of the year. How do you envision the split between COGS and SG&A for that three million?

David Martin:	That entire three million relates to operating expense.

Arnie Ursaner:	Okay.

Joe Burgess:	I think we said two and a half.

David Martin:	Yeah, including both companies...

Joe Burgess:	Okay, I'm sorry.

David Martin:	. . . in our release.

Arnie Ursaner:
And my question for Joe, obviously your guidance implies a second half that's more than twice as strong as the first half results. You obviously spoke to the stimulus impacting North America, international growth from anticipated wins, significant improvement in Europe, synergies and cost savings from acquisitions. My question is how much of your second half guidance is stuff that's in hand already or things you hope to accomplish?

Joe Burgess:
I would think that - I'm thinking through the categories you just listed, we have very little that's not in hand. I'll go through the segments. I spent quite a bit of time talking about NAR. That backlog figure is really almost a six-month backlog figure to run out, to achieve the NAR results.

Our Asian operations look very strong. We have adequate work there now. We're adding crews in both India and in Australia. We feel very, very good about our bid prospects, really across that region to both increase our 2009 revenue and grow our backlog to 100 million, which is a very, very large figure from that segment since we only started our Asian operations two and a half years ago.

European backlog is up, which suggests a much stronger second half. Our German operations were profitable in the first half and they have a long history of much stronger second half performance. And we believe the energy and mining business is firming on the businesses that are involved in the smaller transactions and are confident that Bayou Coatings will see the large pipeline work get started in the third quarter.

Arnie Ursaner:	So I take your remark to imply or hint that you basically have this in hand today. These are not things you just hope will occur, but most of these actions are in hand or very, very likely to occur?

Joe Burgess:	That's correct.

Arnie Ursaner:
Okay. One more quick question; maybe two more quick questions. One is, you're adding seven crews this year. Are they for the opportunities that you have? In other words, do you have work pretty well lined up for these crews or is this again in anticipation of further awards?

Joe Burgess:
No. We need to go to 71 crews to execute that backlog on the schedules that we've signed up to execute on. So if there was any bulge of work required because of the stimulus, and everybody has their own math on what the stimulus could mean, that would represent additional investment in crews.

Arnie Ursaner:	And will there be a CAPEX investment for this growth?

Joe Burgess:	It costs us, how much a crew now?

David Martin:	It's about $500,000 but the point I think really is we have enough equipment to handle this crew expansion at this point.

Joe Burgess:	Yeah. To got to 71.

Chuck Voltz:	To go to 71.

Joe Burgess:
What David is saying is that we have obviously accumulated some equipment around here over the years and feel like we can go to 71 crews with stuff that we have here. If you go north of 71 crews, you are basically going to invest about $500,000 a crew.

Arnie Ursaner:	Okay. Dave, look forward to seeing you at our conference. Thank you.

David Martin:	I as well.

Operator:	And we'll go next to Debra Coy with Janney.

Debra Coy:	Yes. Good morning Joe. Good morning Dave.

David Martin:	Morning

Joe Burgess:	Good morning.

Debra Coy:
Question on Bayou. It's a business that we're still learning and it sounds like - as you said, the core coatings businesses has remained fairly stable. Some of the other project business hasn't. You mentioned something in Italy?

Can you just kind of talk through a little bit more about the two different pieces of that? And what surprised you versus your earlier expectations? And then, I guess what gives you the confidence that you have some visibility going into the second half of the year that it will improve?

Joe Burgess:
Well the coatings business works on significant projects that are pretty much in the public domain. You can go look at the Haynesville Shale project or the Arkansas Fayetteville Express Pipeline, the TransCanada Keystone Pipeline, and you can make a judgment about where those projects are and who's participating in them, et cetera.

So the work that Bayou Coatings has is for pipeline efforts that are ongoing; candidly on those three projects that I just mentioned. What can happen is delays in the scheduling of those projects and that's what really happened with Bayou in the second quarter. Some of the pipeline production out of the pipeline mills was delayed by a couple of months and we obviously can't coat it until it's made and on the water and shipped to us.

The other businesses, CCSI, which is a custom coating business; they do field joints and valves. That business dropped off pretty significantly as well as the specialty welding business dropping off pretty significantly. I guess if you asked if we were surprised by anything, it would be in BTR, which is Bayou's joint venture with Stupp Company.

Stupp Company has a pipe mill in Baton Rouge and the success of that business is based on orders that the pipe mill gets because they basically just do captive coating for the production of that mill. And that mill has not enjoyed a strong order book for 2009.

Now some of that's related to fact that they were going through a huge capital renovation to convert their mill to a spiral-wound capability from more traditional pipe rolling techniques. And we expect that book of business to pick up in the back half of 2009.

The other smaller businesses, Debra, are really just on bid activity and inquiries. In the first half of the year they were very, very low. All of the businesses are starting to get more inquiries with their key customers. They're starting to bid more work and we believe that indicates that they will do better but not as good as we had hoped that they would do in 2009.

Debra Coy:	Are the guys that are running that business who've been through this for a few cycles, are they surprised? Are things worse than usual or how are they looking at it?

Debra Coy:	This has been the big concern as to whether this business is going to be worse than we all expected. It looks like so far that's the case.

Joe Burgess:
Well I don't know that they're surprised. I think that on the coatings side they're not surprised at all. Again, they tend to be larger projects with significant development cycles and then significant execution time frames. So I don't think people are surprised that some of this business might shift around from quarter to quarter.

I would think that in the other businesses, if anything surprised us, it might have been the suddenness of some of the pullback because these businesses as we were due diligencing them, they enjoyed very strong back halves of 2008 and actually the first quarter activity looked strong, not as strong as 2008 obviously, but not a drop off.

And then there was kind of a freeze up in activity in these ancillary businesses in the March, April, May time frame. And we're just now seeing kind of a return to more normal activity levels in those businesses.

Debra Coy:
Okay. Thanks. That's helpful. And then a question over on North American Rehab. As mentioned earlier, it's been an upside surprise on margins for sure and you mentioned that you got a little bit farther than you thought; you're partly getting helped by the input costs. But on the efficiency side, do you feel like you've quickly gotten to peak efficiencies or do you think you still have some room there?

Joe Burgess:	I would think we have some room but I'll maybe ask you, Chuck, whether you think you have some room?

Chuck Voltz:
Yes we do, Joe. Thanks. We are still working with the various different crews throughout North America all the way up through the project management staff for executing these projects. We have some training that we're still rolling out to the organization. So the answer to your question is yes.

Debra Coy:
And as you bring the new crews on, do you expect the same level of execution from them? Are these some newer guys or are these more experienced guys you're brining back on? How do you expect the new crew addition to impact overall efficiency?

Joe Burgess:
I think it will be a mix. I mean, in the main, when we bring on new crews we will tend to split an existing crew so that the key individuals - superintendent, foreman, cutter - are people that are experienced.

And then the new individuals, whether you have a six man or a seven-man crew, the people that are manning the positions of lesser skill will tend to be from outside the company. But you almost always try to pollinate a new crew with some experienced people from existing crews.

Debra Coy:
Okay. Thanks. And one last question. On the water side, the water business seems to have been a bit slower to develop than we would have expected. Can you give a sense, is that more related to the broader questions of municipal spending pressures? Are you seeing a little bit of a slower acceptance of this newer technology? What do you think is going on on the water side?

Joe Burgess:
I really think our rhetoric and discussion about the water market was ahead of our product line, frankly. If I break down a lot of the products that we were offering pre- InsituMain™, I would categorize them as niche products working in particular diameters, generally not structural.

And when we started to review that last year, and Chuck Voltz was helpful in accelerating this, the engineering community and the client community was really screaming for structural solutions that could function in a wide range of diameters.

And pre-InsituMain™, we lacked that. And really, since we've introduced that product and rolled it out into the really broad pilot program that we're participating in now, we've received great enthusiasm for that product.

And I think that this now, combined with some of our other products - I don't mean to suggest that our other products don't serve a purpose--but they really couldn't operate in a wide enough range of diameters and they were not structural. So if a community wants a structural CIPP solution, they can now get it. And I think that is going to open up a much broader range of the market.

Debra Coy:	All right. Thanks Joe.

Joe Burgess:	You're welcome.

Operator:	And as a reminder if you would like to ask a question, please press star 1. We'll go next to John Quealy with Canaccord Adams.

Chip Moore:	Thanks. This is Chip Moore for John. Wondering if you could quantify how much in the wastewater side got pushed out due to the stimulus?

Joe Burgess:	It's hard to say. The data that I provided is the data that I provided. The stimulus was about $25 million. That represented roughly 10% of acquisitions in the first half of the year.

We don't really have any statistics on how much the market might have contracted in that timeframe, so to know whether that was filling that gap to kind of get us to just modest revenue reductions. We also don't know if the stimulus contributed to some of the work release delays that we saw.

But again as I said, what we do know is we know what projects have been proposed. We know where they're proposed. Our development people are actively monitoring them. And we believe that in our market we are best positioned in terms of resources and capability to capture that work when and if it comes to bid.

Chip Moore:	And back to margins again. When the stimulus money does come in, what are your expectations on the margin profile for that business? Would you expect to be more competitive for instance?

Joe Burgess:
Actually no. I would expect it to actually be higher margin business because I don't think there's a lot of excess capacity in the sewer CIPP business.  I guess 12, 15 months ago we got below 60 crews working on productivity issues and trying to be as lean as we can. You know, we've seen some up-ticks that have taken us into the 60s and as I said, our backlog position now has taken us to 71.

But to go beyond that we, and I have to believe all our competitors, would be looking to add capital equipment, add resources, that brings with it training costs, safety costs, other implementation costs. So my sense there is is that you'll have to price that work reflective of the fact that you have some extra costs.

Now we should see some advantages, some great advantages in some of our common facilities. We certainly have a cost position in our wet-out facilities and a cost position at Batesville that would benefit greatly from additional market because our Batesville facility operates at about 60%. We probably have an even greater excess capacity at some of our regional wet-out facilities.

So to the extent that we start manufacturing more tube or running more tube through those regional facilities, it will lower our unit cost, so that there will be some advantages. But I would sense that if a big slug of additional work hits this market, that the pricing will hold.

Chip Moore:
Okay. And you touched on some of the progress you've had with cross selling Bayou, Corrpro. Maybe you could just provide a little more color there, some of the feedback you're getting from customers and your expectations going forward in terms of a ramp?

Joe Burgess:	We're getting very positive feedback from our customers. I think our Tite Liner busines - an excellent product, excellent margin business but essentially one product.

So whenever a customer was outside of the technical envelope of Tite Liner or Safety liner, we were passing them off to another company who would obviously have an opportunity to sell against us or sell into their technical envelope.

So the fact now that we have a coatings capability, we have a cathodic capability, Corrpro also brings us a good solid position in corrosion engineering which puts us on the front end with a lot of our energy and mining customers. And so we're getting great receptivity to a pipeline integrity package versus just being a company that offered one product.

Chip Moore:	Great. Thanks guys.

Operator:	And we'll go next to Eric Stine with Northland Securities.

Eric Stine:	Good morning guys.

Joe Burgess:	Good morning Eric.

David Martin:	Good morning.

Eric Stine:	A few questions. First did you quantify the dollar amount on the project delays in Bayou?

Joe Burgess:	We probably had about $12 to $13 million shift from second quarter to, what do you think, third?

David Martin:	That's about right.

Eric Stine:
Okay. So you think that it hits in the third. Okay. That's helpful. Let's see. Then maybe you could touch on just North America Sewer. As far as the backlog you indicated that was basically a six-month backlog. I mean is that something that we should think about rolling out fairly evenly for the third and fourth?

Joe Burgess:
Well typically our backlog would be worked down more in the second quarter than we saw this year for some of the reasons that we listed. The third quarter is always our strongest quarter because it's the best weather months. It's the warmest and that's when most communities are very focused on getting the work implemented. The fourth quarter is typically strong through about mid-November and then you get into some winter weather issues and the holidays.

I would anticipate that the fourth quarter would be bigger this year than in recent years in NAR really because of the delays that communities dealt with in the second quarter.

Eric Stine:
Okay. That's helpful. Let's see. Then just to turn to a few of the segments. Water rehab, the issues in this quarter you alluded to in the release to some execution issues. Was that just specific to the Michigan project or how should we think about that?

Joe Burgess:	Just the Monroe, Michigan project. We had issues there. That's a project where we were the Therma pipe job?

Chuck Voltz:	Therma pipe. Yeah.

Joe Burgess:
The plan was to use iTAP®, which is the robotic mechanical seal device. And we've had issues with varying sizes of the mechanical taps which caused us to have to pull the robot out and spending a lot more time re-tapping those lines than was originally predicted.

Eric Stine:	Okay. But that's not...

Joe Burgess:	And we're digging up the lines because it's not possible to tap it from inside.

Eric Stine: Okay.	But you haven't experienced those types of issues in other projects?

Joe Burgess:	Not to this degree, no.

Eric Stine:	Okay.

Joe Burgess:
But it's worth saying that with InsituMain™ our plan is to use a chemical seal technique as opposed to a mechanical seal technique. You're still into robotics but it's really just a cut and seal with heat as opposed to trying to put a small mechanical flange into the waterline. So that's driving a greatly increased productivity, which is obviously lowering our cost tremendously.

Eric Stine:
Okay and then just a final thing on the guidance. I mean it sounds like from a previous question that you basically feel like you almost have that in hand. So should I assume that has very little stimulus impact in that assumption?

Joe Burgess:	It has the level that we've seen to date.

Eric Stein:	Okay.

Joe Burgess:	We would anticipate about 10% of our acquisitions remain related to stimulus activities. You know, having said that, we hope we're wrong. It's just not prudent to plan on it.

But as I laid out, there's $1 billion worth of projects listed that are lined up for the stimulus money. But it's not clear to us when exactly and how much of that will actually have the trigger pulled by the local communities.

And that's the important thing that I think to understand about the stimulus. There's no mandated spend here. There's a replenishment of these revolving funds, which of course gives communities an opportunity to access low or zero interest funds to do infrastructure projects.

But the local community still has to want to do an infrastructure project and pay for it because this is not a grant program. It's a loan program. And so as a business planning matter, it's just difficult to ascertain or predict how many communities are actually going to pull the trigger and do incremental spending.

So that's why in my remarks earlier we've had the organization spend a lot of time trying to parse through where all those projects are. Are they new projects? Are they existing projects? And then what is likely to drive that community to make the spend decision.

Hey, do we think the stimulus will be a positive thing for us? Absolutely. I mean absolutely. But what is it? Are communities going to pull the trigger on the whole billion? Is it going to be 50% of that? Is it going to be 25? I don't know and I don't think any business would be wise to go out and get bulked up in anticipation of that and then have it not materialize.

Eric Stine:
Right. But it would be safe to say the confidence is there and especially, given the stimulus funding that does have that aspect of loan forgiveness or negative interest rate, that would certainly help the cause.

Joe Burgess:	Absolutely. But it's still a local decision...

Eric Stine:	Yeah.

Joe Burgess:
. . . and as I tried to make in my remarks, I think we're the company best positioned to take advantage of that. Our acquisition rate is high. Our win rate is high. We certainly within our space are the company best positioned.

We have the best coverage of the market on a national basis. We have the manufacturing capability. We have the financial resources and the organizational network to bring on people, crews and equipment to execute work.

A lot of the project activity we look at is larger scale projects with communities looking to repair wider sections of their network. That certainly plays in our interest. I think we've spent a lot of time on these calls in the past where as you get the smaller diameters and smaller shot size, there are more and more competitors.

As you get to larger diameters and more complex projects, there's fewer competitors. And we obviously feel like we're easily the best. So we feel good about the stimulus as an upside to our business. It's just very, very difficult to predict the order of magnitude that's going to be.

Eric Stine:
Right. Understood. Just one last question then I'll jump back into line. Can you just talk a little bit about the buy American clause? I mean, it sounds like from municipalities or on the state side, that's certainly kind of slowing the process down. But over the long run I would think that would work to your favor.

Joe Burgess:
Certainly should. I mean I think it's a bureaucratic administrative problem that just kind of adds to the difficulty that communities are having getting work released and projects actually teed up. But everything we do in this market is American.

All of our equipment is American. We manufacture in Batesville Mississippi. All of our raw materials are American. Our equipment's American. We fabricate our own equipment, of course, to meet our specialized needs. So it's to the extent that becomes a market force, we have very, very high American content in this market.

Eric Stine:	Okay. Thanks a lot.

Joe Burgess:	You're welcome.

Operator:	And as a reminder if you would like to ask a question, please press star 1. We'll go next to Jeff Beach with Stifel Nicolaus.

Jeff Beach:	Yes. Good morning.

Joe Burgess:	Good morning.

Jeff Beach:	A couple of questions. First can you tell us about how much annual revenues you've just acquired from these JVs in Asia Pacific?

David Martin:	About $20 to $25 million is what the run rate is right now. Obviously, we do believe that we will have growth in both of those markets over the course of the year and in the future.

Jeff Beach:
All right. Thanks. Second, can you also quantify the operating income or loss that you incurred in the second quarter from the joint ventures at Bayou, particularly the Stupp Brothers, Stupp companies?

David Martin:	The equity loss in BTR for second quarter was, I'm going to say approximately $400,000.

Jeff Beach:	Okay. And then last, because I missed it. Could you give us the fully diluted shares for the second quarter?

David Martin:	Yes. I gave that to Arnie earlier.

Jeff Beach:	Yeah. I missed it.

David Martin:	Yeah. I'm sorry. 39.1 million shares fully diluted.

Jeff Beach:	And just as a request, it would be helpful if you could put that on your press release.

David Martin:	No problem.

Jeff Beach:	All right. Thank you.

Operator:	And there are no further questions at this time. I'd now like to turn the call back to Mr. Joe Burgess for any additional or closing remarks.

Joe Burgess:
Well I'd just like to thank everybody for joining us. And we certainly continue to appreciate your interest in Insituform. And we're very, very excited - we're very, very excited about the prospects that we have for the back half of the year and on into the future. So thank you very much.

Operator:	That does conclude today's conference. We thank you for your participation.

END